Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 (No. 333-271980) of Tecnoglass Inc. of our report dated March 2, 2026 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10-K.

/s/ PwC Contadores y Auditores S. A. S
Barranquilla, Colombia
March 2, 2026